EXHIBIT 17.1


November 23, 2007


Board of Directors
Frontier Energy Corp.
2413 Morocco Avenue
North Las Vegas, NV 89031


Gentlemen:

I hereby resign as a member of the Board of Directors of Frontier Energy Corp., effective immediately. I am resigning for personal reasons not related to the company or its management.

Very truly yours,


/s/ Don Hwang
Don Hwang